Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ocular Therapeutix, Inc. of our report dated March 7, 2019 relating to the financial statements, which appears in Ocular Therapeutix, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Pricewaterhouse Coopers LLP
Pricewaterhouse Coopers LLP

Boston, Massachusetts

March 7, 2019